Prospectus Supplement No. 7                           Registration No. 333-41753
to Prospectus dated February 11, 1998                   Rule 424(b)(3)Prospectus


               $150,000,000 5% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                                         AND
                           2,882,635 SHARES OF COMMON STOCK
                                 CELLSTAR CORPORATION


     This Prospectus Supplement supplements information contained in that certain Prospectus of CellStar Corporation, a Delaware corporation (the "Company"), dated February 11, 1998, as supplemented by that certain Prospectus Supplement No. 1, dated February 20, 1998, that certain Prospectus Supplement No. 2, dated March 18, 1998, that certain Prospectus Supplement No. 3, dated March 26, 1998, that certain Prospectus Supplement No. 4, dated April 22, 1998, that certain Prospectus Supplement No. 5, dated May 4, 1998 and that certain Prospectus Supplement No. 6, dated May 13, 1998 (as supplemented, the "Prospectus"), relating to the offer and sale (the "Offering") by certain selling securityholders (the "Selling Securityholders") of (i) up to $150,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2002 (the "Notes") of the Company, (ii) up to 2,710,761 shares (subject to adjustment) of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company issuable upon conversion of the Notes and (iii) up to 171,874 shares of Common Stock currently held by a Selling Securityholder. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

     The following table amends and supplements the information set forth in the Prospectus in the table under the caption "Selling Securityholders" with respect to the named Selling Securityholder and (i) the amount of Notes owned by the named Selling Securityholder (assuming no Notes have been sold since the dates on which such securityholder provided such information to the Company), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under the Prospectus, as amended and supplemented, (iii) the amount of Common Stock owned by such Selling Securityholder (assuming no shares of Common Stock have been sold since the dates on which such securityholder provided such information to the Company) and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus, as amended and supplemented.

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
                      Principal
                      Amount of      Principal     Common Stock
  Name of Selling    Notes Owned     Amount of      Owned Prior   Common Stock
   Securityholder      Prior to    Notes Offered    to Offering  Offered Hereby
        (1)            Offering        Hereby           (2)            (3)
  ---------------      --------        ------       -----------  --------------
Merrill Lynch
Pierce Fenner &
Smith Inc.            $7,600,000     $7,600,000       274,665        274,665

(1) The information set forth herein is as of May 8, 1998 for Merrill Lynch Pierce Fenner & Smith Inc.

(2) Includes the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the current conversion price of $27.67 principal amount of Notes per share of Common Stock. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. The conversion price was adjusted to $27.67 principal amount of Notes per share of Common Stock from the initial conversion price of $55.335 principal amount of Notes per share of Common Stock to give effect to a two-for-one stock split declared on the Common Stock (the "Stock Split"). The Stock Split was made in the form of a dividend to those holders of record of Common Stock on June 5, 1998. The adjustment to the conversion price became effective immediately after the close of business on June 5, 1998.

(3) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the current conversion price and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which this Prospectus forms a part. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

               The date of this Prospectus Supplement is June 24, 1998.